EXHIBIT (8)(c)

                                                                            1/97
                      FIRST AMERICAN INVESTMENT FUNDS, INC.

               COMPENSATION AGREEMENT DATED AS OF JANUARY 31, 1997
                         PURSUANT TO CUSTODIAN AGREEMENT

         WHEREAS, First American Investment Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (hereinafter called the "Custodian"), previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

         WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

         WHEREAS, the Fund and the Custodian previously entered into that Compensation Agreement dated as of January 31, 1996, for such purpose with respect to the then-existing series of the Fund; and

         WHEREAS, the Fund and the Custodian wish to amend and restate such compensation agreement in order to change the rate of compensation with respect to Stock Fund, Equity Index Fund, Balanced Fund, Asset Allocation Fund, Regional Equity Fund, Special Equity Fund, Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, and Intermediate Government Bond Fund.

         NOW, THEREFORE, the Fund and the Custodian agree as follows:

         1. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to the respective series of the Fund shall be payable monthly at the following annual rates as percentages of the respective series' average daily net assets: Stock Fund, Equity Index Fund, Balanced Fund, Asset Allocation Fund, Regional Equity Fund, Special Equity Fund, Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, Intermediate Government Bond Fund, Health Sciences Fund, Real Estate Securities Fund, Equity Income Fund, Diversified Growth Fund, Emerging Growth Fund, Technology Fund, Intermediate Tax Free Fund, Minnesota Insured Intermediate Tax Free Fund, and Colorado Intermediate Tax Free Fund, 0.03%; and International Fund, 0.25%. The Custodian shall pay subcustodian fees with respect to International Fund out of the compensation payable to the Custodian with respect to such fund as set forth above. The Fund shall reimburse the Custodian for all other out-of-pocket expenses incurred by the Custodian in connection with the performance of the Custodian's services under the Custodian Agreement.

         2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                       FIRST AMERICAN INVESTMENT
                                             FUNDS, INC.


                                       By

                                       Its



                                       FIRST TRUST NATIONAL
                                            ASSOCIATION


                                       By

                                       Its